Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2nd QUARTER 2013 RESULTS

KAPALUA RESORT, Hawaii, July 24, 2013 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $831,000, or $0.04 per share, for the second quarter of 2013, compared to a net loss of $1.0 million, or $(0.06) per share for the second quarter of 2012.  The Company reported revenues of $3.1 million and $3.5 million during the second quarters of 2013 and 2012, respectively.

In June 2013, the Company sold a 7-acre parcel that was the last of its former agricultural processing facilities in central Maui for $4.0 million.  The sale resulted in a gain of $1.9 million.

For the six months ended June 30, 2013, the Company reported a net loss of $1.0 million, or $(0.05) per share, compared to a net loss of $1.3 million, or $(0.07) per share, for the six months ended June 30, 2012.  The Company reported revenues of $6.5 million and $8.8 million during the six months ended June 30, 2013 and 2012, respectively.

In January 2012, the Company sold an 89-acre former agricultural parcel in Upcountry Maui for $1.5 million.  The sale resulted in a gain of approximately $1.4 million.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2nd quarter 2013 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,
	2013	2012
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Commissions	$95	$244
Leasing	1,197	1,479
Utilities	956	714
Resort amenities and other	859	1,015
Total Operating Revenues	3,107	3,452

OPERATING COSTS AND EXPENSES
Real estate
Other	442	431
Leasing	609	636
Utilities	539	258
Resort amenities and other	830	1,000
General and administrative	730	744
Gain on asset dispositions	—	(31)
Depreciation	688	730
Pension and other postretirement expense	222	266
Total Operating Costs and Expenses	4,060	4,034

Operating Loss	(953)	(582)
Interest expense, net	(506)	(466)
Loss from Continuing Operations, net of income taxes of $0	(1,459)	(1,048)
Income from Discontinued Operations, net of income taxes of $116	2,290	14
NET INCOME (LOSS)	831	(1,034)
Pension, net of income taxes of $0	228	185
COMPREHENSIVE INCOME (LOSS)	$1,059	$(849)

NET INCOME (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$(0.08)	$(0.06)
Discontinued Operations	0.12	—
Net Income (Loss)	$0.04	$(0.06)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2013	2012
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$—	$1,500
Commissions	191	563
Leasing	2,523	2,981
Utilities	1,783	1,543
Resort amenities and other	1,963	2,175
Total Operating Revenues	6,460	8,762

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	—	149
Other	839	874
Leasing	1,389	1,315
Utilities	1,094	882
Resort amenities and other	1,914	2,097
General and administrative	1,471	1,858
Gain on asset dispositions	—	(234)
Depreciation	1,375	1,464
Pension and other postretirement expense	444	532
Total Operating Costs and Expenses	8,526	8,937

Operating Loss	(2,066)	(175)
Interest expense, net	(1,200)	(1,100)
Loss from Continuing Operations, net of income taxes of $0	(3,266)	(1,275)
Income (Loss) from Discontinued Operations, net of income taxes of $116	2,282	(3)
NET LOSS	(984)	(1,278)
Pension, net of income taxes of $0	390	370
COMPREHENSIVE LOSS	$(594)	$(908)

NET LOSS PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$(0.17)	$(0.07)
Discontinued Operations	0.12	—
Net Loss	$(0.05)	$(0.07)